EX-35 (e)

(logo) CHASE

SERVICER COMPLIANCE STATEMENT

RE: Thornburg Mortgage Security Trust 2006-4: The Pooling and Servicing Agreement by and among Wells Fargo Bank as Master Servicer, Thornburg Mortgage Home Loans Inc as Seller, LaSalle Bank NA as Trustee and JPMorgan Chase Bank NA as Servicer (the "Agreement")

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the Thornburg Mortgage Security Trust 2006-4 (the "Agreement"), does hereby certify that:

     (1) A review of the activities of the Servicer during the calendar year ending December 31, 2006 and of the performance of the Servicer under the Agreement has been made under my supervision; and

     (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2007

JPMorgan Chase Bank,
National Association,
as Servicer

By: /s/ Dave Lowman
Name:  Dave Lowman
Title: Executive Vice President